Exhibit 99.1

Havertys Reports Earnings for Second Quarter 2018

ATLANTA, GEORGIA, July 31, 2018 -- HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share of $0.29 for the second quarter ended June 30, 2018 compared to $0.29 for the same period of 2017. The earnings per share for the six months ended June 30, 2018 is $0.58 compared to $0.56 for the same period in 2017.

Clarence H. Smith, chairman, president and chief executive officer, said, "We are encouraged by the performance of several of our new product lines, particularly in the bedroom category. This bodes well as customers begin to refresh more areas of their homes and we add more new groups in the second half of 2018. Promotions and markdowns in addition to higher freight costs pressured our gross margins for the second quarter.

"The U.S. recently proposed a 10% tariff on furniture, accessories, and components used in the manufacturing of furniture imported into the U.S. from China. We imported approximately $100 million of products in 2017 that were manufactured in China. We were the importer of record on approximately 12% of that amount and the remainder was purchased from vendors. The impact of the proposed tariffs, should they be imposed, would result in price negotiations with manufacturers and suppliers, the possible shifting of sourcing, and potential retail price increases. Given the waterfall effect of tariffs on cost inputs and retail pricing, the complete effect of a tariff imposition is not quantifiable.

"We look forward to beginning operations in our expanded western distribution facility. This investment will improve our daily product handling and increase efficiencies. The additional warehouse space provides supply chain options and additional opportunity for expanding region specific merchandise offerings.

"A new marketing campaign to amplify our brand message begins in the third quarter.  We believe this will build on our progress as website sessions increased 36% in the second quarter over last year.  Our focus remains on engaging and personalizing the customer's Havertys experience and allowing her to move seamlessly between the website and store. We believe that our omnichannel capabilities is one of Havertys' competitive advantages over those furniture retailers operating as part of a dealer network."

Financial Highlights

Second Quarter 2018 Compared to Second Quarter 2017

•	As previously announced, net sales increased 1.0% to $198.8 million. Comparable store sales increased 1.3%.
•	Total written sales for the second quarter of 2018 were up 1.1% and written comparable store sales were up 1.5%.
•	Average written ticket increased 3.4% and custom upholstery sales were up 3.0%.
•	Gross profit margins were 54.2% in 2018 versus 54.4% in 2017 due to increases in freight costs and merchandise pricing and mix.
•
SG&A costs as a percent of sales were 49.7% in 2018 and 49.2% in 2017. Total SG&A dollars were $1.9 million higher in 2018. Third-party credit costs rose as usage of longer term credit promotions increased and group medical insurance costs were higher than in the prior year.

•	We repurchased 280,196 shares of common stock for $5.8 million during the second quarter of 2018.

Six Months ended June 30, 2018 Compared to Same Period of 2017

•	Net sales increased 0.2% to $398.2 million. Comparable store sales increased 0.1%.
•	Average ticket increased 2.5% and custom upholstery sales rose 9.0%.
•	Gross profit margins were 54.4% compared to 54.6%.
•
SG&A costs as a percent of sales was 50.2% in 2018 and 49.6% in 2017. Total SG&A dollars increased $2.5 million. Fixed and discretionary expenses were $125.7 million in 2018 versus $124.8 million in 2017. The variable type costs were 18.6% of sales compared to 18.2% in 2017.

NEWS RELEASE -  JULY 31, 2018

Expectations and Other

•
Total written sales for the third quarter to date of 2018 are up approximately 0.5% and written comparable store sales are up 2.0% over the same period last year.  Total delivered sales for the third quarter to date of 2018 are down approximately 0.7% from the same period last year and comparable store sales are up 1.1%.

•
We expect that gross profit margins for the full year 2018 will be approximately 54.5%. Second half 2018 gross margins are expected to be approximately 20 basis points higher than the full year margin and 30 basis points higher for the fourth quarter.

•
Our estimate for fixed and discretionary type SG&A expenses for 2018 is in the $257.0 to $259.0 million range, compared to $253.2 million for these same costs in 2017. The variable type costs within SG&A for the full year of 2018 are expected to be 18.5% compared to 18.2% in 2017.

•
We expect selling square footage will decrease 2.3% in 2018 due to store closures and the timing of new store openings in 2019.  Total capital expenditures are estimated to be approximately $20.0 million in 2018. The expansion of our western distribution facility will be completed in the third quarter.

•	We have $10.7 million remaining from current board authorization for common stock repurchases.

NEWS RELEASE -  JULY 31, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$198,775	$196,829	$398,218	$397,257
Cost of goods sold	90,978	89,710	181,514	180,542
Gross profit	107,797	107,119	216,704	216,715
Credit service charges	25	42	57	87
Gross profit and other revenue	107,822	107,161	216,761	216,802

Expenses:
Selling, general and administrative	98,753	96,837	199,756	197,212
Provision for doubtful accounts	22	61	24	163
Other expense (income), net	183	4	(811)	(1,155)
Total expenses	98,958	96,902	198,969	196,220

Income before interest and income taxes	8,864	10,259	17,792	20,582
Interest expense, net	454	565	925	1,148

Income before income taxes	8,410	9,694	16,867	19,434
Income tax expense	2,196	3,509	4,340	7,263
Net income	$6,214	$6,185	$12,527	$12.171

Diluted earnings per share:
Common Stock	$0.29	$0.29	$0.58	$0.56
Class A Common Stock	$0.28	$0.27	$0.56	$0.54

Diluted weighted average shares outstanding:
Common Stock	21,391	21,596	21,498	21,568
Class A Common Stock	1,766	1,801	1,767	1,807

Cash dividends per share:
Common Stock	$0.1800	$0.1200	$0.360	$0.240
Class A Common Stock	$0.1700	$0.1125	$0.340	$0.225

NEWS RELEASE -  JULY 31, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	June 30, 2018	December 31, 2017	June 30, 2017
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$74,643	$79,491	$65,858
Restricted cash and cash equivalents	8,179	8,115	8,065
Accounts receivable	1,918	2,408	2,915
Inventories	107,482	103,437	103,822
Prepaid expenses	12,167	11,314	10,296
Other current assets	6,266	5,922	4,934
Total current assets	210,655	210,687	195,890

Accounts receivable, long-term	210	254	352
Property and equipment	226,120	229,215	229,221
Deferred income taxes	12,648	12,375	20,148
Other assets	9,232	8,798	8,707
Total assets	$458,865	$461,329	$454,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$22,055	$20,501	$20,770
Customer deposits	29,352	27,813	28,481
Accrued liabilities	36,570	37,582	33,469
Current portion of lease obligations	3,883	3,788	3,624
Total current liabilities	91,860	89,684	86,344

Lease obligations, less current portion	48,836	50,803	51,151
Other liabilities	26,391	26,700	26,532
Total liabilities	167,087	167,187	164,027

Stockholders' equity	291,778	294,142	290,291
Total liabilities and stockholders' equity	$458,865	$461,329	$454,318

NEWS RELEASE -  JULY 31, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,527	$12,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,061	15,201
Share-based compensation expense	2,557	2,175
Deferred income taxes	(335)	(1,790)
Gain on insurance recovery	(307)	(1,170)
Proceeds from insurance recovery	266	311
Provision for doubtful accounts	24	163
Other	18	629
Changes in operating assets and liabilities:
Accounts receivable	510	1,276
Inventories	(4,044)	(1,802)
Customer deposits	1,539	3,558
Other assets and liabilities	(484)	2,558
Accounts payable and accrued liabilities	1,525	(13,183)
Net cash provided by operating activities	28,857	20,097

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,642)	(10,457)
Proceeds from sale of property and equipment	846	79
Proceeds from insurance destroyed property and equipment	55	989
Net cash used in investing activities	(13,741)	(9,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	(1,872)	(1,708)
Taxes on vested restricted shares	(1,162)	(1,539)
Dividends paid	(7,585)	(5,053)
Common stock purchased	(9,281)	-
Net cash used in financing activities	(19,900)	(8,300)
Increase (decrease) in cash, cash equivalents and restricted cash during the period	(4,784)	2,408
Cash, cash equivalents and restricted cash at beginning of period	87,606	71,515
Cash, cash equivalents and restricted cash at end of period	$82,822	$73,923

NEWS RELEASE -  JULY 31, 2018

SG&A Expense Classification
We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.
Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on August 1, 2018 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through, August 8. The number to access the telephone playback is 1‑888‑203‑1112 (replay passcode:  2195751).
About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company's website, havertys.com.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; the imposition of tariffs and other trade barriers and the effect of retaliatory trade measures; new regulations or taxation plans, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K and from time to time in the Company's filings with the SEC.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer
SOURCE:  Havertys